Exhibit 99.1


SkyTerra Communications, Inc.                      Contact:
19 West 44th Street, Suite 507                     Robert Lewis
New York, New York 10036                           Senior Vice President and
                                                   General Counsel
                                                   212-730-7540
                                                   info@skyterracom.com



                  SKYTERRA EXECUTES AGREEMENT TO ACQUIRE 50%
                       OWNERSHIP OF THE DIRECTV GROUP'S
                             HUGHES NETWORK SYSTEMS


o        DIRECTV TO REMAIN 50% PARTNER IN HUGHES NETWORK SYSTEMS
o        SPACEWAY 3 SATELLITE INCLUDED IN DEAL
o        DIRECTV TO RECEIVE EQUITY STAKE IN SKYTERRA


         NEW YORK, NY DECEMBER 6, 2004. SkyTerra Communications, Inc. (OTCBB:SKYT) announced today that it executed an agreement to acquire a 50 percent interest in Hughes Network Systems (HNS), a wholly owned subsidiary of The DIRECTV Group (NYSE: DTV), in exchange for $50 million of cash and 300,000 shares of SkyTerra's common stock. Under the agreement, substantially all of HNS' assets and liabilities will be contributed to a new limited liability company and, upon closing, SkyTerra will purchase its interest of the new venture and The DIRECTV Group will retain a 50 percent stake.

         To finance a portion of the transaction, the new company has received definitive commitments for approximately $375 million of debt financing, which includes a $75 million revolving line of credit that is expected to be almost entirely undrawn at closing. This debt will not be guaranteed by either SkyTerra or DIRECTV. The DIRECTV Group will receive $251 million at closing, subject to certain adjustments, and 300,000 shares of SkyTerra common stock. The cash proceeds received by The DIRECTV Group have been reduced by an agreed-upon amount to complete the planned construction of the Spaceway 3 satellite. SkyTerra will fund its equity contribution from existing cash balances.

         HNS is a leading developer, manufacturer, installer and provider of advanced satellite based networking solutions and services for businesses, governments and consumers worldwide. With a particular emphasis on providing broadband access to the enterprise market through its DIRECWAY brand, HNS' products provide businesses with a large number of geographically dispersed locations, such as retail chains, gas stations, restaurants, banks and other financial institutions, with reliable, scalable and cost effective applications such as credit card verification, inventory tracking and control and video teleconferencing.

         As part of the transaction, the new venture will own the Spaceway 3 satellite, an advanced Ka-band broadband communications satellite that is currently being manufactured by Boeing. Also included in the new HNS are the complete ground infrastructure and user terminals that were developed to implement this advanced communications network. As previously announced, The DIRECTV Group will retain the other two Spaceway satellites to support DIRECTV's direct-to-home satellite broadcasting business. Spaceway 3 is currently expected to launch in early 2007. Upon its successful launch into orbit, Spaceway 3 is expected to enable the new HNS to provide North American customers with a next generation suite of high-speed, two-way data communications utilizing the advanced features of the Spaceway platform and will allow for a more cost-effective service than is currently available.

         In announcing the transaction, Jeffrey A. Leddy, SkyTerra's Chief Executive Officer and President, stated, "We believe that this is a terrific opportunity. We will be acquiring 50% of a leading satellite network services provider and gaining a world-class partner in DIRECTV. We anticipate that the Spaceway 3 satellite, combined with the exceptional technology of HNS, positions the company to capitalize on the continuing growth in enterprise and consumer broadband applications. The extraordinary quality of HNS' brand and intellectual property portfolio is a tribute to the excellence of HNS' people and leadership, with whom we very much look forward to working."

         Headquartered in Germantown, Maryland, where it also operates manufacturing facilities, HNS maintains sales and support offices worldwide and employs approximately 1,800 people in engineering, operations, marketing, sales and support. The acquired business is expected to maintain existing operations facilities and/or sales offices globally.

         Closing of the transaction is subject to the completion of the financing, regulatory approvals and other customary closing conditions.


Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the parties' respective abilities to meet the closing conditions, our ability to successfully manage the new HNS venture, competition from other satellite providers and other terrestrial providers as well as from other technologies such as Wi-Max and the success of the Spaceway 3 satellite development and launch. Additional factors are detailed in the documents filed by SkyTerra with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by SkyTerra with the Securities and Exchange Commission on March 30, 2004. SkyTerra assumes no obligation to update any such forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.